Exhibit 99.1

Contact:	Tim Paukovits, for financial community, 610-774-4124
George Biechler, for news media, 610-774-5997

PPL Reviews U.K. Regulator's New Price Controls

        ALLENTOWN, Pa. (Nov. 29, 2004) - PPL Corporation (NYSE: PPL) has reviewed the final decision on new price controls, made today by the Office of Gas and Electricity Markets (Ofgem), the entity that regulates Western Power Distribution (WPD), PPL's electricity distribution company in the United Kingdom.

        Overall, PPL believes that the new price controls appropriately balance the interests of WPD and its customers. Further, PPL said that Ofgem has recognized the importance of ensuring that electricity distribution companies can attract the necessary capital in support of delivering higher levels of customer service and reliability. Ofgem's decision governs prices charged by electricity distribution companies such as WPD for the five-year period extending from April 1, 2005, through March 31, 2010.

        The regulator's decision allows for an average price increase of 3.6 percent for WPD for the 12-month period beginning April 1, 2005, followed by an adjustment in prices reflecting WPD's capital investment program and inflationary effects in each of the following four years. The price increases include reimbursement to the electricity distributors for higher operating and capital costs to be incurred during the next regulatory period.

        "Ofgem had a difficult task in balancing the desirability of low rates for customers in the near term with the need for the distributors to attract new capital to maintain system reliability," said John R. Biggar, PPL's executive vice president and chief financial officer.

        The full Ofgem report can be accessed at www.ofgem.gov.uk.

        In the report, Ofgem set the weighted average cost of capital at 6.9 percent on a pre-tax real basis. This is a 0.4 percent increase from the previous regulatory period. "We are encouraged to see these adjustments by Ofgem, which are needed to finance the ongoing enhancements in WPD's service network and service quality," said Biggar.

        WPD serves 2.5 million customers in southwest England and south Wales. In addition, PPL affiliates provide electricity distribution service to more than 1 million customers in Chile, Bolivia and El Salvador.

        PPL expects its international business segment, which includes WPD, to contribute approximately one-fourth of PPL's forecasted 2004 earnings from ongoing operations, Biggar said.

        Biggar pointed out that the results of Ofgem's review of price controls are only one factor affecting the earnings that PPL derives from WPD. Another key factor is pension expense, calculated in accordance with generally accepted accounting principles in the United States relative to pension plans. PPL expects WPD's pension expense to increase in 2005 as compared to 2004 primarily due to a recent actuarial valuation of the plan, which reflects higher pension obligations.

        PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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Certain statements contained in this news release, including statements with respect to future earnings and costs, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; the outcome of litigation against PPL Corporation and its subsidiaries; capital market conditions; stock price performance; the securities and credit ratings of PPL Corporation and its subsidiaries; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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